Exhibit 5.1

December 11, 2020

Rocket Pharmaceuticals, Inc.
9 Cedar Brook Drive
Cranbury, NJ 08512

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a prospectus supplement (the “Prospectus Supplement”) on December 9, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”) relating to the offering by Rocket Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to 5,339,286 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) covered by the Registration Statement on Form S-3 (File No. 333-232168) (as amended or supplemented, the “Registration Statement”) filed on June 17, 2019 with the Commission pursuant to the Securities Act.  The Registration Statement was declared effective by the Commission on June 24, 2019.  We are delivering this opinion letter in connection with the Prospectus Supplement.   The Shares include an over-allotment option granted to the underwriters of the offering to purchase 696,428 additional Shares. The Shares are being sold to the several underwriters named in, and pursuant, to an underwriting agreement among the Company and such underwriters, dated December 9, 2020 (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP